EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Energy and Water Development Corp.:

We consent to the incorporation by reference in the Form S-1 of Energy and Water Development Corp. as to our report dated April 14, 2022, with respect to the consolidated Balance Sheets of Energy and Water Development Corp. as of December 31, 2021 and the related consolidated Statements of Operations, Statement of Shareholders’ Deficit and Statement of Cash Flows for the periods then ended. Our report dated April 14, 2022, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Diamond Bar, California

January 23, 2023